Exhibit 10.5

                                        September 27, 2020

Dear Diana,

    You are receiving this letter because you are a participant in the annual bonus program (the “Bonus Program”) of Miragen Therapeutics, Inc. (the “Company”). The Company is pleased to inform you that in gratitude for your efforts on behalf of the Company, and to encourage your continued further contributions to the Company, your bonus payment under the Bonus Program with respect to 2020 will be equal to 100% of your target bonus ($166,000) under the Bonus Program, less applicable withholdings (the “2020 Bonus Payment”). In order to be eligible to receive the 2020 Bonus Payment, (a) a Qualifying Transaction (as defined below) must occur on or prior to December 31, 2020; and (b) you must remain employed by the Company through January 1, 2021. The 2020 Bonus Payment will be paid to you when 2020 bonuses are paid to other participants in the Bonus Program, but no later than April 30, 2021. Notwithstanding the foregoing, if your employment with the Company is terminated without Cause following the date of a Qualifying Transaction, but prior to the payment of the 2020 Bonus Payment, you shall receive the 2020 Bonus Payment, which shall be paid to you when 2020 bonuses are paid to other participants in the Bonus Program, but no later than April 30, 2021. “Cause” shall have the meaning set forth in the Company’s 2016 Equity Incentive Plan (the “2016 Plan”). “Qualifying Transaction” shall mean a business combination of the Company with an unaffiliated third party that does not constitute a “Change in Control” (as defined in the 2016 Plan); provided, however, that whether or not a Qualifying Transaction has occurred shall be determined by the Board of Directors of the Company, in its sole good faith discretion.

    As an additional incentive to remain employed with the Company, you shall also be eligible to earn a retention bonus equal to the 2020 Bonus Payment ($166,000), less applicable withholdings (the “Retention Bonus”) if you remain employed with the Company through the first anniversary of the date hereof. The Retention Bonus shall be earned on the first anniversary of the date hereof, and paid to you on the next subsequent payroll date following the first anniversary of the date hereof. If your employment is terminated without Cause prior to the first anniversary of the date hereof, you shall be paid the Retention Bonus on the next subsequent payroll date following such termination.

    Thank you again for all of your contributions to the Company.

Sincerely,

/s/ Lee Rauch
Lee Rauch
President and CEO

Agreed to and acknowledged:

/s/ Diana Escolar

Name: Diana Escolar

miRagen.com
6200 Lookout Road, Boulder, CO 80301